Exhibit 10.6

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

among

ML Global Private Equity Fund, L.P.

Merrill Lynch Ventures L.P. 2001

and

Tongjitang Chinese Medicines Company

November 8, 2006

i

TABLE OF CONTENTS

(continued)

		Page
4.23	Certain Transactions	15
4.24	Employee Benefits	15
4.25	Business Practices	15
4.26	Restricted Activities	16
4.27	Availability and Transfer of Foreign Currency	17
4.28	Brokers	17
4.29	Customers and Suppliers	17
4.30	Title to the Shares	18
4.31	Disclosure	17

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF THE BUYERS

5.1	Organization, etc	18
5.2	Authorization, etc	18
5.3	No Violations	18
5.4	Brokers	19
5.5	Status and Investment Intent	19

	ARTICLE VI
	[RESERVED]

	ARTICLE VII
	CONDITIONS TO THE CLOSING

7.1	Conditions to Each Party’s Obligations	20
7.2	Conditions to Obligations of the Buyers	22
7.3	Conditions to Obligations of the Company	23

	ARTICLE VIII
	INDEMNIFICATION

8.1	Indemnification by the Company	23
8.2	Indemnification Procedures; Third Party Claims	24
8.3	Limitation on Indemnification	24

	ARTICLE IX
	MISCELLANEOUS

9.1	Survival of Representations and Warranties; Severability	25
9.2	Transfer Taxes	25

ii

TABLE OF CONTENTS

(continued)

iii

SHARE PURCHASE AGREEMENT

Share Purchase Agreement (the “Agreement”), dated November 8, 2006 among ML Global Private Equity Fund, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands acting by its general partner MLGPE Ltd. (“MLGPE”) and Merrill Lynch Ventures L.P. 2001, a limited partnership organized and existing under the laws of the State of Delaware, United States of America (“MLV” and together with the MLGPE, the “Buyers”) and Tongjitang Chinese Medicines Company, an exempted limited liability company organized and existing under the laws of the Cayman Islands (the “Company”);

WHEREAS, the Company operates the business of the development, manufacturing and marketing of traditional Chinese medicines and other pharmaceutical products (the “Business”);

WHEREAS, the Company desires to issue and sell to the Buyers, and the Buyers desire to purchase from the Company 9,929,008 newly issued Ordinary Shares (the “Shares”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any party, any Person that, alone or together with any other Person, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such party. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any party shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such party, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning specified in the recitals hereof.

“Applicable Law” shall mean, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, award, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

“Basket Amount” shall have the meaning specified in Section 8.3(b) herein.

“Business” shall have the meaning specified in the recitals hereof.

“Business Day” shall mean any day excluding (i) Saturday, Sunday and any day which shall be a legal holiday in the City of New York, United States, the Cayman Islands or Shenzhen, China, or (ii) a day on which commercial banks in the City of New York, United States, the Cayman Islands, or Shenzhen, China are authorized or required by law or other government actions to close.

“Buyer Allocation” shall have the meaning specified in Section 2.1 herein.

“Buyers” shall have the meaning specified in the recitals hereof.

“Centre” shall have the meaning specified in Section 9.6(b) herein.

“China” or “PRC” shall mean the People’s Republic of China, excluding, for the purposes of this Agreement only, Taiwan and the special administrative regions of Hong Kong and Macau.

“Closing” shall have the meaning specified in Section 2.1 herein.

“Closing Date” shall have the meaning specified in Section 2.2(a) herein.

“Code” shall mean the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Controlled Substance” shall mean narcotics and substance so defined under Section 102 of the United States Controlled Substances Act, as amended.

“Company” shall have the meaning specified in the recitals hereof.

“Confidential Information” shall mean all information relating to the Business and any data, materials, drawings, specifications, formula, documents or information obtained or used in conjunction with the Business or any contract, agreement or information directly or indirectly connected with this Agreement including but not limited to client lists, intellectual and industrial property, drawings, financial information, specifications, analysis, feasibility studies, information, data or knowledge relating to market conditions, negotiations, costs, products, financing arrangements, designs, plans, processes, formulas, employees of the Company and all other knowledge or information whatsoever relating directly or indirectly to the Business.

“Disclosure Schedules” shall mean the disclosure schedules attached to this Agreement containing matters relevant to the representations and warranties contained herein that are disclosed pursuant to the terms of this Agreement.

“Encumbrance” shall mean any lien, encumbrance, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant, restriction on transfer or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever.

“Environmental Law” shall mean all Applicable Laws, relating to pollution or protection of the environment, and to human health and safety including, without limitation, laws relating to releases, discharges, leaching, migration or disposal of hazardous, toxic, or radioactive substances, oils, pollutants or contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

“Existing Shareholders Agreement” shall have the meaning set forth in Section 7.1(e) herein.

“Foreign Benefit Plan” shall have the meaning specified in Section 4.24 herein.

“GAAP” shall mean, in the case of the Company the generally accepted accounting principles in the United States, as in effect from time to time and as adopted by the Company or, in the case of a PRC Subsidiary, the generally accepted accounting principles in the PRC, as in effect from time to time and as adopted by such PRC Subsidiary, in each case with the consent of the independent public accountants of the Company or its PRC Subsidiaries, as the case may be, consistently applied.

“Government Official” shall mean (i) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (ii) any employee or official of a political party, (iii) any candidate for political office or his employee, or (iv) any employee or official of an international organization. For the avoidance of doubt, the term Government Official shall include any employee or official of a hospital, clinic or other healthcare institution owned or controlled by government.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision thereof, including without limitation, any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, having jurisdiction over the matter or matters in question.

“Indebtedness” shall mean, as to any Person, without duplication (i) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (ii) all Obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all reimbursement obligations of such Person with respect to all letters of credit securing Obligations of the type described in clauses (i), (ii), (iv) and (v) of any other Person, but only to the extent of the Obligations secured, (iv) all Obligations under any interest rate or currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements and (v) all guarantees issued in respect of Obligations described in clauses (i)-(iv) above of any other Person.

“Immediate Family” shall mean a person’s spouse, parents, siblings, sons, daughters, mothers and fathers-in-law and sons and daughters-in-law, brothers and sisters-in-law, grandparents and granddaughters and grandsons.

“Indemnified Party” shall have the meaning specified in Section 8.1 herein.

“Knowledge” shall mean the actual knowledge of the senior management personnel and directors of the Company and its Material Subsidiaries listed on Schedule A (including any persons replacing such listed individuals prior to the Closing), after due inquiry.

“Liabilities” shall mean any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves (including a reserve for Taxes).

“Losses” shall have the meaning specified in Section 8.1 herein.

“Material Adverse Change” shall mean any development or event, either individually or in the aggregate, involving a material adverse change in the business condition (financial or otherwise), affairs, operations, assets, properties or prospects of the Company and its Subsidiaries, taken together as a whole, since December 31, 2005.

“Material Adverse Effect” shall mean, with respect to any Person, an event or series of events having a material adverse effect on the business, condition (financial or otherwise), affairs, operations, liabilities, assets, properties or prospects of such Person or any of its Subsidiaries, individually or taken as a whole.

“Material Subsidiaries” shall mean Unisources Enterprises Limited and Guizhou Tongjitang Pharmaceutical Co., Ltd.

“MLGPE” shall have the meaning specified in the recitals hereof.

“MLV” shall have the meaning specified in the recitals hereof.

“NASDAQ Market” shall mean the electronic stock market owned by the National Association of Securities Dealers, including NASDAQ Global Select MarketSM, NASDAQ Global Market SM and NASDAQ Capital Market®.

“Obligations” shall mean, in respect of any indebtedness, any principal, interest, penalties, fees, guarantees, reimbursements and other liabilities pursuant to the terms thereof.

“OFAC” shall have the meaning set forth in Section 4.26(b) herein.

“Ordinary Shares” shall mean the ordinary shares in the capital of the Company, par value U.S.$0.001 per share.

“Organizational Documents” shall mean, with respect to any Person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Original Currency” shall have the meaning specified in Section 9.13(a) herein.

“Other Shareholder” shall have the meaning specified in Section 4.6(a) herein.

“Person” shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government, or any political subdivision, department or agency of any government.

“PRC Subsidiary” shall mean any Subsidiary of the Company that is organized and existing under the laws of the PRC.

“Proprietary Rights” shall have the meaning specified in Section 4.17(a) herein.

“Purchase Price” shall have the meaning specified in Section 2.1 herein.

“Qualified Public Offering” shall mean the listing of the Ordinary Shares on a NASDAQ Market, the New York Stock Exchange, the Hong Kong Stock Exchange or the London Stock Exchange or the admission of the Ordinary Shares on another international stock exchange as agreed by the Buyers, in each case including any such listing or admission in the form of depositary shares.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into between the Company and the Buyers, in substantially the form attached hereto as Exhibit A.

“Restricted Period” shall mean the period commencing on the Closing and ending on the closing of the sale of the Company’s Ordinary Shares pursuant to a Qualified Public Offering.

“RMB” shall mean the lawful currency of the PRC.

“SAFE Registration” shall mean the registration that a PRC resident is required to make with the State Administration of Foreign Exchange or its local branch pursuant to the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment Via Overseas Special Purpose Vehicle or any successor regulation.

“Securities Act” shall have the meaning specified in Section 5.5(b) herein.

“Shareholders Agreement” shall mean the Shareholders Agreement to be entered into among all the shareholders of the Company and the Company, in substantially the form attached hereto as Exhibit B.

“Shares” shall have the meaning specified in the recitals hereof.

“Subsidiary” shall mean any Person of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the capital stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, employment, excise, estimated, stamp, property, value added, social security or other taxes, fees or charges (including interest and penalties relating thereto) imposed by any Governmental Authority or any other taxing authority.

“Tax Returns” shall have the meaning specified in Section 4.14(a) herein.

“Transfer Taxes” shall have the meaning specified in Section 9.2 herein.

“U.S. Dollars” and the sign “U.S.$” shall each mean freely transferable lawful currency of the United States of America.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE II

PURCHASE AND SALE OF SHARES; THE CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the closing referred to in Section 2.2 hereof, with all actions deemed to be occurring simultaneously (the “Closing”), the Company hereby agrees to sell, assign, transfer and deliver to the Buyers, and the Buyers hereby agree to accept and purchase from the Company, free and clear of all Encumbrances, the Shares, representing approximately 9.90% of the Company’s total Ordinary Shares outstanding on a fully diluted basis, at the time of the Closing. The purchase price of the Shares shall be U.S.$15,459,234.61 (the “Purchase Price”). The allocation of the Shares between MLV and MLGPE shall be as specified in Schedule 2.1 (the “Buyer Allocation”).

2.2 The Closing. (a) The Closing of the transactions contemplated hereby shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP at 39th Floor, Bank of China Tower, Hong Kong, as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article VII hereof, but in no event later than the fifth Business Day after such satisfaction or waiver or on such other date as shall be agreed upon by the parties in writing. The time and date upon which the Closing occurs is herein called the “Closing Date.”

(b) At the Closing, (i) the Company shall deliver to the Buyers against payment of the Purchase Price therefore a certified copy of the updated register of members of the Company showing the Buyers as the registered holders of the Shares in the quantities specified in the Buyer Allocation; (ii) the Buyers shall deliver to the Company against delivery of a certified copy of the updated register of members of the Company showing the Buyers as the registered holders of the Shares the Purchase Price, by interbank transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Closing Date;; and (iii) each party to this Agreement shall deliver to the other parties such other documents as may be required to be delivered in accordance with this Agreement or as reasonably requested by such other parties. The Purchase Price may be paid in its Hong Kong Dollar equivalents, which is agreed to be 120,357,872 Hong Kong Dollars.

2.3 Delivery of Share Certificates. Within 15 days after the Closing, the Company shall deliver to the Buyers duly executed share certificates representing the Shares registered in the names of the Buyers in the quantities specified in the Buyer Allocation.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyers as follows:

4.1 Organization, etc. The Company is an exempted limited liability company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that will not in the aggregate have a Material Adverse Effect on the Company.

4.2 Authorization, etc. The Company has all requisite right, power and authority and full legal capacity to enter into this Agreement, the Shareholders Agreement and the Registration Rights Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Shareholders Agreement and the Registration Rights Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and, no other proceedings (corporate or otherwise) on the part of the Company (or its shareholders) or any other Person are necessary to authorize this Agreement, the Shareholders Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and when executed by the Company, the Shareholders

Agreement and the Registration Rights Agreement will have been, duly executed and delivered by the Company and in the case of this Agreement, constitutes and, in the case of the Shareholders Agreement and the Registration Rights Agreement, will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3 No Violations. The execution, delivery and performance of this Agreement, the Shareholders Agreement and the Registration Rights Agreement by the Company or the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or violate any Applicable Law, (c) result in the creation of any Encumbrance on the Shares, (d) result in the creation of any Encumbrance in any assets of the Company or any of its Subsidiaries or (e) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties or the Shares may be bound, excluding from such clauses (d) and (e), such Encumbrances, breaches and defaults that, in the aggregate, would not have a Material Adverse Effect on the Company or that would not adversely affect, in a material respect, the ability of the Company to consummate the transactions provided for by this Agreement, the Shareholders Agreement and the Registration Rights Agreement.

4.4 Subsidiaries. (a) Each of the Subsidiaries is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Subsidiaries of the Company has the requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted and as proposed to be conducted. Each Subsidiary is duly qualified and licensed and is in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that will not in the aggregate have a Material Adverse Effect on the Company.

(b) The following information for each Subsidiary is set forth in Schedule 4.4, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its date of incorporation or organization; (iii) its authorized capital stock or share capital or other equity interests; (iv) the number and type of its issued and outstanding stock or share capital or other equity interests; and (v) the current ownership of such stock or share capital or other equity interests.

(c) With respect to each Subsidiary, the Company and each Subsidiary owning stock or share capital or other equity interests in its Subsidiaries (i) are partners, equity interest holders or shareholders in good standing, (ii) except as provided in Disclosure Schedule 4.4, own their interests as identified in Schedule 4.4 free and clear of all Encumbrances and (iii) are not in breach of any provision of any agreement, document or contract governing the Company’s or such Subsidiary’s rights in or to the interests owned or held in any Subsidiary. Except as provided in Disclosure Schedule 4.4, there are no agreements or understandings in effect with respect to the voting or transfer of any interest in any Subsidiary.

4.5 Organizational Documents, Minutes. The Company has heretofore delivered to the Buyers true and correct copies of all Organizational Documents of the Company and each of its Subsidiaries as in effect on the date hereof, (i) certified by the appropriate Governmental Authority of their respective jurisdictions of incorporation or organization, to the extent such certification is available and (ii) certified by the secretary or legal representative of the Company and each Subsidiary for documents which are not certified by a Governmental Authority. The minute books of the Company and each of its Subsidiaries heretofore delivered to the Buyers contain true, correct and complete records of all meetings and actions in lieu of meeting of their respective boards of directors (or other governing bodies) and any committees thereof and of their shareholders or holders of equity interests, as the case may be, since the time of their respective organizations and accurately reflect all transactions referred to in such minutes and actions in lieu of meeting. The register of members, stock ledgers or register of shareholders (as the case may be) of the Company and each Subsidiary are true, correct and complete.

4.6 Capitalization. (a) The authorized capital of the Company consists of 500,000,000 Ordinary Shares on the date hereof. Schedule 4.6 sets forth a true and complete list of all of the Company’s existing shareholders (each an “Other Shareholder”), the number and class of shares owned by each Other Shareholder and each Other Shareholder’s percentage interest in the Company. All of the issued and outstanding Ordinary Shares are validly issued, fully paid and non-assessable and free of preemptive rights, other than those that will take effect upon the execution of the Shareholders Agreement. The issuance and sale of the Shares to the Buyers will be duly authorized prior to the Closing Date by all necessary corporate action on the part of the Company, and the Shares, when issued and delivered to and paid for by the Buyers pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights, other than those contemplated by the Shareholders Agreement.

(b) Except as set forth in Disclosure Schedule 4.6(b), there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any character (either firm or conditional) obligating any of the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Ordinary Shares, or any securities exchangeable for or convertible into Ordinary Shares or obligating any of the Company or it Subsidiaries to grant, extend or enter into any such agreement, arrangement, requirement or commitment, nor are there any rights to receive dividends or other distributions in respect of any such securities. Disclosure Schedule 4.6(b) sets forth the names of the holders of all options, warrants and other securities convertible into Ordinary Shares, the dates granted/issued, the number of Ordinary Shares subject to such option, warrant or conversion, the expiration date and the exercise or conversion price. All Ordinary Shares, issuable as set forth in Disclosure Schedule 4.6(b), shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable.

(c) All of the outstanding shares of capital stock or equity interests, as the case may be, of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any character (either firm or conditional) obligating any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or equity interests, or any securities exchangeable for or convertible into shares of capital stock or equity interests of any of its Subsidiaries or obligating any of its Subsidiaries to grant, extend or enter into any such agreement, arrangement, requirement or commitment nor are there any rights to receive any dividends or other distributions in respect of such securities, other than the right of the Company to receive dividends and distributions from any Subsidiary.

4.7 Compliance. Except as set forth in Disclosure Schedule 4.7, neither the Company nor any of its Subsidiaries is in violation of any term or provision of (a) their respective Organizational Documents, (b) any agreement or instrument to which any of them is a party or by which any of them or their respective assets are bound, including any existing license to conduct business, note, bond, mortgage, indenture, contract, lease, permit, franchise or other instrument, or (c) any Applicable Law, excluding from such clauses (b) and (c), such violations that, in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect on the Company.

4.8 Consents and Approvals. Except for (i) such filings, approvals and notices as are contemplated under the Registration Rights Agreement upon the exercise of the registration rights set forth therein and (ii) as set forth in Disclosure Schedule 4.8 hereto, the execution, delivery and performance of this Agreement, the Shareholders Agreement and the Registration Rights Agreement by the Company does not and will not, require any consent, approval, authorization, Governmental Approval or other action by, or filing with or notification to, any third party or any Governmental Authority.

4.9 Other Shareholders Agreements. Except as set forth in Disclosure Schedule 4.9, other than the Shareholders Agreement to be entered into at the Closing, there are no agreements, arrangements or understandings (whether oral or written) among the shareholders of the Company with respect to the holding, voting or transfer or otherwise with respect to any securities of the Company. Except as set forth in Disclosure Schedule 4.6 and Disclosure Schedule 4.9, on the date hereof, no shareholder of the Company or any other Person has any right of first refusal or preemptive rights in connection with the sale of the Shares or any other securities of the Company.

4.10 Financial Information. (a) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003, December 31, 2004 and December 31, 2005 and the related statements of income, the statements of changes in shareholders’ equity and the statements of cash flows for the years then ended, including footnotes thereto, certified by Deloitte Touche Tohmatsu, independent certified public accountants, all of which have been delivered to the Buyers, fairly present the consolidated financial condition and consolidated results of operations of the Company and its Subsidiaries as of such dates and for such respective periods in accordance with GAAP applied consistently throughout the periods covered thereby. Copies of such financial statements are attached hereto as Exhibit 4.10(a).

(b) The Company has maintained its books and records to accurately disclose all payments made and to permit the preparation of financial statements in accordance with GAAP.

4.11 Absence of Undisclosed Liabilities. Except as set forth in Disclosure Schedule 4.11 hereto, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) as of and subsequent to December 31, 2005, which would, in the aggregate, have, or be reasonably expected to have, a Material Adverse Effect on the Company, except for liabilities or obligations that were incurred in the ordinary course of business consistent with past practice.

4.12 Absence of Changes. Except as set forth in Disclosure Schedule 4.12, since December 31, 2005 (a) each of the Company and its Subsidiaries has been operated only in the ordinary course of business consistent with past practice, (b) there has been no Material Adverse Change, and (c) no dividends or other distributions have been declared, paid or set aside for payment by the Company or any Subsidiary to their respective shareholders.

4.13 Litigation. Except as set forth in Disclosure Schedule 4.13, there is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary, any of their properties, revenues or assets, or the Shares that could reasonably be expected to have a Material Adverse Effect on the Company or its ability to consummate the transactions provided for by this Agreement, the Registration Rights Agreement or the Shareholders Agreement. There is no injunction, writ, preliminary restraining order or any order of any nature issued by an arbitrator, court or other Governmental Authority affecting the Company, any Subsidiary, any of their properties, revenues or assets, or the Shares that has or could have a Material Adverse Effect on the Company or directing that any of the material transactions provided for in any of this Agreement, the Registration Rights Agreement or the Shareholders Agreement not be consummated as herein or therein provided.

4.14 Taxes. (a) Each of the Company and its Subsidiaries has timely filed with the competent Government Authorities all income tax returns, and all other material tax returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) which are required to be filed for all periods up to and including the Closing Date. All such Tax Returns are true, correct and complete in all material respects. To the Knowledge of the Company, the tax liabilities reflected in the Tax Returns of the Company and its Subsidiaries are the only material tax liabilities to which the Company and its Subsidiaries are subject. To the Knowledge of the Company, each of the Company and its Subsidiaries has, within the time and in the manner prescribed by Applicable Law, paid (and until the Closing Date will pay), or made adequate provisions for the payment in full of (and until the Closing Date will make adequate provisions for the payment in full), all material Taxes that are due and payable or which may become due and payable for all periods up to and including the Closing Date.

(b) No deficiencies for Taxes have been asserted, assessed or, to the Knowledge of the Company, proposed by any taxing authority against the Company or any of its Subsidiaries. Set forth on Disclosure Schedule 4.14(b) is a description of all provisions for Taxes made by the Company and each Subsidiary, including the amount of and basis for such provision as of December 31, 2005. The Company and its Subsidiaries have no pending requests for waivers of time to extend the payment date in connection with, or the statute of limitations applicable to, any taxable year or Tax Return or to assess any Tax against the Company or its Subsidiaries nor any outstanding waivers or comparable consents relating thereto.

(c) For each of the Company and its Subsidiaries, there has been no written claim by a jurisdiction where it does not file a Tax Return that it is required to file a Tax Return in such jurisdiction.

(d) Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes.

(e) Neither the Company nor any Subsidiary has filed or made any entity classification election for United States federal income tax purposes.

(f) Neither the Company nor any Subsidiary has, to the Knowledge of the Company, engaged in a “reportable transaction” within the meaning of United States Treasury Regulations section 1.6011-4, or any similar provision of state, local or foreign law.

4.15 Governmental Approvals. (a) Except as set forth in Disclosure Schedule 4.15(a), there are no Governmental Approvals that the Company or any of its Subsidiaries are required to obtain under Applicable Law in connection with (i) the carrying on of the business of the Company as it is presently carried on and (ii) the consummation of the transactions contemplated by this Agreement, except, in each case, as will not result in a Material Adverse Effect.

(b) Except as otherwise expressly indicated on Disclosure Schedule 4.15(b), each of the Governmental Approvals set forth on Disclosure Schedule 4.15(a), has been duly obtained or made, is validly issued, is in full force and effect, is final, and is free from conditions or requirements compliance with which could reasonably be expected to have a Material Adverse Effect on the Company or which the Company could not reasonably be expected to be able to satisfy. The Buyers have received a true and complete copy of each Governmental Approval that is set forth on Disclosure Schedule 4.15(a) (except and excluding those set forth in Disclosure Schedule 4.15(b)). The Company has no reason to believe that any Governmental Approval set forth in Disclosure Schedule 4.15(b) will not be granted or obtained, free from any condition or requirement compliance with which could reasonably be expected to have a Material Adverse Effect on the Company or which the Company could not reasonably be expected to be able to satisfy.

(c) The Governmental Approvals set forth in Disclosure Schedule 4.15(c) hereto may be required under Applicable Law now in effect to be obtained by the Company in the future but are not now required to be obtained.

4.16 Title to Properties; Liens. Except as set forth on Disclosure Schedule 4.16, each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all their respective properties and assets of every kind, nature and description, personal, real or mixed, tangible or intangible and wherever situated, including the properties and assets reflected in the audited financial statements for the fiscal year ended December 31, 2005 (except properties and assets disposed of since such date in the ordinary course of business, consistent with past practice), and none of such properties or assets is subject to any Encumbrances except for Encumbrances that do not detract from the current value of the property subject thereto or interfere with the current or proposed use by the Company and its Subsidiaries of the property subject thereto or otherwise affect or impair the condition (financial or otherwise) of the Company or its Subsidiaries, and such properties and assets are all the properties and assets necessary to operate the businesses of the Company and its Subsidiaries. No Person other than the Company or its Subsidiaries has any right to use or have possession of any of the properties or assets used in the conduct of the business of the Company or its Subsidiaries. Except as set forth on Disclosure Schedule 4.16, the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases used in their respective operations; there is no limitation or other restriction on the right or ability of the Company to renew any such lease; and all such leases are valid and in full force and effect.

4.17 Intellectual Property. (a) Each of the Company and its Subsidiaries owns, is licensed to use or have the right to use all trademarks, trade names, assumed names, service marks, logos, patents, copyrights, trade secrets, technology, know-how and information and data processes which are utilized or useful to their businesses as conducted and as proposed to be conducted (collectively, the “Proprietary Rights”).

(b) Each of the Company and its Subsidiaries has taken all reasonable steps (i) to protect and maintain its Proprietary Rights (including to preserve the confidentiality of all of the trade secrets that comprise any part thereof), and (ii) to preserve the confidentiality of any information owned by another party and provided to the Company or its Subsidiaries on a confidential basis and to use such information only as permitted by the owner thereof. The Company’s or each of its Subsidiaries’ rights with respect to its Proprietary Rights are valid and enforceable. There is not currently any pending or any threatened written assertion or claim, and there has been no such written assertion or claim, involving the Company or its Subsidiaries challenging the validity or enforceability of, or contesting the Company’s or its Subsidiaries’ rights with respect to, any of the Proprietary Rights or any agreement relating thereto. Neither the Company nor its Subsidiaries has entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Proprietary Rights.

(c) None of the use of the Proprietary Rights by the Company or any of its Subsidiaries, the conduct and operations of the business of the Company or its Subsidiaries as currently conducted, or the current provision of products or services therein by the Company or its Subsidiaries, infringes upon, misappropriates or violates in any way the rights of any Person (including rights in intellectual property). There is no pending or, to the Knowledge of the Company, threatened, written assertion or claim, and there has been no such written assertion or claim against the Company or its Subsidiaries that the Company’s or its Subsidiaries’ use or exploitation of any of the Proprietary Rights, or the conduct or operation of the business of the Company or its Subsidiaries as currently conducted or the provision of products or services therein, infringes upon, misappropriates or violates in any way the rights of any Person (including rights in intellectual property).

(d) Except as set forth on Disclosure Schedule 4.17(d), neither the Company nor any of its Subsidiaries is obligated or under any liability whatsoever to make payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Proprietary Rights or other intangible asset with respect to the use in connection with the conduct of its business, or otherwise.

4.18 Environmental Laws. The business of the Company and its Subsidiaries is and has been conducted in compliance with all Environmental Laws. The operations of, and the buildings and property owned, leased or used by the Company and each of its Subsidiaries comply with all Environmental Laws. There is no existing practice, action or activity of the Company or any of its Subsidiaries and no existing condition relating to any of the properties or assets owned or used by the Company or any of its Subsidiaries which might require clean up or remediation or give rise to any civil or criminal liability under, or violate or prevent compliance with, any Environmental Law or any health or occupational safety or other applicable statute, regulation, ordinance or decree. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority revoking, canceling, materially modifying or refusing to renew any permit, license or authorization or providing written notice of violations under any Environmental Law.

4.19 Product Liability and Warranty. Except as set forth on Disclosure Schedule 4.19, neither the Company nor any Subsidiary has or has had, during the last three years prior to the Closing, any liability, and there is no basis for any present, or to the Knowledge of the Company, future action, suit, proceeding, investigation, charge, compliant, claim or demand against the Company or any Subsidiary giving rise to any liability, arising out of any injury to individuals or properties as a result of any products designed, manufactured, assembled, repaired, distributed, delivered or sold or services rendered by the Company or its Subsidiaries, except as will not result in a Material Adverse Effect.

4.20 Material Contracts. Except for those agreements listed on Disclosure Schedule 4.20 or agreements entered into in the ordinary course of business for sale of goods or purchases of equipment, neither the Company nor any of its Subsidiaries is a party to (i) any agreement, arrangement, understanding or contract, whether formal or informal, written or oral, requiring payment of an amount in excess of RMB 10,000,000 per annum (or its equivalent in other currencies), (ii) any license, distribution, confidentiality or similar agreements, and (iii) any agreement not in the ordinary course of business or not made at arm’s length. Other than agreements that have been terminated or expired in accordance with their terms, all agreements listed on Disclosure Schedule 4.20 are valid and binding obligations, in full force and effect in all respects and are being performed in accordance with their terms in all material respects. The parties to the agreements listed on Disclosure Schedule 4.20 are in compliance in all material respects with the terms thereof.

4.21 Insurance. The Company and each of its Subsidiaries are insured with reputable insurers with respect to the matters set forth on Disclosure Schedule 4.21. All such insurance is in full force and effect, neither the Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been correctly filed in a due and timely manner. A list of all insurance policies held by the Company and any Subsidiary is set forth on Disclosure Schedule 4.21.

4.22 Labor Agreements and Actions; Employee Matters. (a) Except as set forth in Disclosure Schedule 4.22(a), there is no complaint, grievance, strike or other collective labor dispute, slowdown or stoppage involving the Company or any of its Subsidiaries pending or threatened. Each of the Company and its Subsidiaries has been and is in compliance with all applicable laws including, without limitation, those laws respecting employment and employment practices, child labor, terms and conditions of employment, pay equity and wages and hours and has not engaged in any unfair labor practices.

(b) Except as set forth in Disclosure Schedule 4.22(b), there are no employment, consulting or severance agreements providing for payment in excess of RMB 10,000,000 in the aggregate. Neither the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Shareholders Agreement, nor the consummation of the transactions contemplated hereby and thereby will (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company or its Subsidiaries to any director, officer, employee or shareholder thereof.

(c) There are no collective bargaining, severance or similar agreements with any labor union. No action is pending or threatened with respect to union representation of the employees of the Company or its Subsidiaries. No collective bargaining agreement is currently being negotiated by the Company or its Subsidiaries.

(d) Except as set forth on Disclosure Schedule 4.22(d), neither the Company nor any Subsidiary is aware that (i) any senior executive of the Company or any Subsidiary or (ii) any Person who reports directly to the chief executive officer of the Company (A) has any plans to terminate their employment or arrangement with the Company or any Subsidiary, or (B) subsequent to December 31, 2005, has already terminated their employment or arrangement with the Company or any Subsidiary.

4.23 Certain Transactions. Except as set forth on Disclosure Schedule 4.23, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any Person in which any Affiliate, shareholder, officer or director of the Company or any of its Subsidiaries, or any member of the Immediate Family of any of such persons, has an interest that exceeds 5% of the equity of such Person.

4.24 Employee Benefits. Except as set forth on Disclosure Schedule 4.24, all employer and employee contributions to each benefit plan that is not subject to United States law (a “Foreign Benefit Plan”) required by Applicable Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with GAAP.

4.25 Business Practices. (a) Neither the Company nor any of its Subsidiaries nor any of their respective officers, employees, directors, representatives or agents has offered, promised, authorized or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements (whether lawful or unlawful) to any Government Official, with the intent or purpose of:

(A)	influencing any act or decision of such Government Official in his official capacity;

(B)	inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official;

(C)	securing any improper advantage; or

(D)	inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization;

in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective officers, employees, directors, representatives or agents has offered, promised, authorized or made, directly or indirectly, any payments or other inducements specified in Section 4.25(a) to Government Officials in violation of either Cayman Islands or PRC law against improper payments.

(c) Notwithstanding anything else in this Section 4.25, any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a routine governmental action by a Government Official shall not constitute a breach of the representation made in this Section 4.25.

4.26 Restricted Activities. (a) Neither the Company nor any of its Subsidiaries have within the past three years, taken any of the following actions in furtherance of the Arab boycott of Israel or any other foreign boycott not sanctioned by the United States:

(i) refused to do business with any Person;

(ii) refused to employ or otherwise discriminated against any Person on the basis of race, religion, sex or national origin;

(iii) furnished information with respect to the race, religion, sex or national origin of any Person;

(iv) furnished information about whether any Person is blacklisted or has business relationships in Israel or another boycotted country; or

(v) paid a letter of credit requiring any of the above.

(b) Neither the Company nor any of its Subsidiaries have conducted or entered into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets

Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor any of its Subsidiaries have financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(c) Neither the Company nor any of its Subsidiaries have exported, or are exporting, or have traded, or are trading, firearms or military weaponry, narcotics or other Controlled Substances.

4.27 Availability and Transfer of Foreign Currency. Except as set forth on Disclosure Schedule 4.27, all requisite foreign exchange control approvals and other authorizations, if any, by any Governmental Authority have been validly obtained and are in full force and effect to assure the ability of the Company to make any and all payments (x) to the Buyers for dividend payments as and when declared by the board of directors of the Company or (y) to any other party in order to conduct its Business. The Company will use its commercially reasonable efforts to promptly obtain all the required SAFE Registrations listed on Disclosure Schedule 4.27.

4.28 Brokers. Except as set forth on Disclosure Schedule 4.28, no broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of the Company or its Subsidiaries (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement.

4.29 Customers and Suppliers. (a) To the extent that any customer of the Company comprises 10% or more of the Company’s consolidated net sales for either of the two most recent fiscal years, (i) the Company believes such customer to be creditworthy, (ii) since December 31, 2005, there has been no material deterioration in the accounts receivable due from such a customer and (iii) since December 31, 2005, no such customer has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company or any Subsidiary.

(b) To the Knowledge of the Company, since December 31, 2005 no material supplier of the Company or any Subsidiary that comprises 10% or more of the Company’s or any Subsidiary’s consolidated purchases for each of the two most recent fiscal years has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company or any Subsidiary.

4.30 Title to the Shares. Subject only to the Existing Shareholders Agreement (as defined in Section 7.1(e) herein) which shall be terminated concurrently with the other actions occurring or deemed to be occurring at Closing, the Company has the complete and unrestricted power and the unqualified right to issue, assign, transfer and deliver to the Buyers and the Buyers will acquire at the Closing good, valid and marketable title to the Shares free and clear of all Encumbrances.

4.31 Disclosure. Neither this Agreement, the Registration Rights Agreement or the Shareholders Agreement nor any other agreement, document, certificate or instrument delivered to the Buyers by or on behalf of the Company or its Subsidiaries pursuant to this

Agreement, the Registration Rights Agreement or the Shareholders Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement, the Registration Rights Agreement or the Shareholders Agreement, and in such other agreements, documents, certificates or instruments not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers, jointly and severally, represent and warrant to the Company as follows:

5.1 Organization, etc. In the case of MLV, the Buyer is a limited partnership organized and validly existing under the laws of the State of Delaware, United States of America and in the case of MLGPE, the Buyer is a limited partnership duly organized and validly existing under the laws of the Cayman Islands and in both cases has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as now being conducted. The Buyers are duly qualified and licensed and are in good standing to do business in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing which will not in the aggregate have a Material Adverse Effect on the Buyers.

5.2 Authorization, etc. The Buyers have all requisite right, power and authority and full legal capacity to enter into this Agreement, the Shareholders Agreement and the Registration Rights Agreement, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Shareholders Agreement and the Registration Rights Agreement by the Buyers, and the consummation by the Buyers of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyers and, no other proceedings (corporate or otherwise) on the part of the Buyers or any other Person are necessary to authorize this Agreement, the Shareholders Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby or thereby. When executed and delivered by the Buyers, the Shareholders Agreement and the Registration Rights Agreement will have been duly executed and delivered by the Buyers and will constitute, legal, valid and binding obligations of the Buyers enforceable against the Buyers in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3 No Violations. The execution, delivery and performance of this Agreement, the Shareholders Agreement and the Registration Rights Agreement by the Buyers or the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Organizational Documents of the Buyers, (b) conflict with or violate any Applicable Law, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which either Buyer is a party or by which its assets or properties may be bound, excluding from such clauses (b) and (c), such violations, conflicts, breaches and defaults that, in the aggregate, would not have a Material Adverse Effect or that would not adversely affect, in a material respect, the ability of the Buyers to consummate the transactions provided for by this Agreement, the Shareholders Agreement and the Registration Rights Agreement.

5.4 Brokers. No broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of the Buyers (other than legal and accounting advisors) or is entitled to be paid based upon any agreements or understandings made by the Buyers in connection with any of the transactions contemplated by this Agreement.

5.5 Status and Investment Intent. (a) Experience. The Buyers have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Shares. The Buyers are capable of bearing the economic risks of such investment, including a complete loss of their investment.

(b) Accredited Investor. At the time a Buyer was offered the Shares that it is purchasing pursuant to this Agreement, it was, and it is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3) (a)(7) or (a)(8) of the Securities Act or 1933, as amended (the “Securities Act”).

(c) Purchase Entirely for Own Account. Either Buyer is acquiring the Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Buyers have no direct or indirect arrangement, or understanding with any other Persons to distribute, or regarding the distribution of the Shares, in violation of the Securities Act or any other applicable state securities law.

(d) Restricted Securities. The Buyers acknowledge that the Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Buyers further acknowledge that, absent an effective registration under the Securities Act, the Shares may only be offered, sold or otherwise transferred (i) to the Company, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act or (iv) in compliance with certain other procedures satisfactory to the Company.

(e) No Public Market. The Buyers understand that no public market now exists for the Ordinary Shares or the Shares and that a public market may never exist for the Ordinary Shares or the Shares.

(f) Legends. The Buyers acknowledge that, during the Restricted Period, each certificate representing the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The transfer of the securities represented by this certificate may only be done in compliance with and pursuant to the terms of the Shareholders Agreement, dated November 8, 2006, among the shareholders of Tongjitang Chinese Medicines Company listed therein. The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities represented by this certificate may, unless effectively registered, be offered, sold or otherwise transferred only (a) to Tongjitang Chinese Medicines Company, (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act or (d) in compliance with certain other procedures satisfactory to Tongjitang Chinese Medicines Company.”

(g) Access to Data. The Buyers have received and reviewed information in respect of the Company and have had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. The Buyers believe that they have received all the information they consider necessary or appropriate for deciding whether to purchase the Shares. The Buyers understand and acknowledge that such discussions, as well as any written information issued by the Company (i) were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily exhaustive descriptions, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article IV of this Agreement or the right of the Buyers to rely thereon.

ARTICLE VI

[RESERVED]

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

(a) Consents; Approvals. Each of the Company and its Subsidiaries shall have received all consents, approvals, authorizations, or other actions by, or filings with or notifications to, any third party or any Governmental Authority set forth in Disclosure Schedule 4.8 and made all such filings and declarations, as may be required to consummate the transactions contemplated by this Agreement, and the execution and delivery of the Registration Rights Agreement and the Shareholders Agreement, pursuant to Applicable Law and pursuant to all agreements applicable to the Company and its Subsidiaries, in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement and the Shareholders Agreement, except where the failure to obtain such consent, approval, authorization or other action could not, in the aggregate, have a Material Adverse Effect or materially affect the ability of any of the parties to effect the transactions contemplated by this Agreement, the Registration Rights Agreement and the Shareholders Agreement;

(b) Governmental Approvals. The Company and its Subsidiaries shall have received the Governmental Approvals set forth in Disclosure Schedule 4.15(a) (except and excluding those set forth in Disclosure Schedule 4.15(b)) and such Governmental Approvals shall be in full force and effect and final;

(c) No Injunctions. There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Authority which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement, the Shareholders Agreement or the Registration Rights Agreement;

(d) Registration Rights Agreement. The Company and the Buyers shall have executed and delivered a Registration Rights Agreement substantially in the form attached hereto as Exhibit A and as of the Closing such Registration Rights Agreement, when executed by the Buyers, shall be a legal, valid, binding and enforceable obligation of the Company;

(e) Termination of Existing Shareholders Agreement. The shareholders agreement dated November 1, 2006 (the “Existing Shareholders Agreement”) among the Company and the other parties thereto shall have been terminated and evidence of (i) such termination, (ii) a waiver of all preemptive and other rights thereunder and (iii) a consent to the issuance and sale of the Shares by the Company contemplated herein shall have been provided to the Buyers;

(f) Shareholders Agreement. The Company, the Buyers and the Other Shareholders of the Company named therein shall have executed and delivered a Shareholders Agreement substantially in the form attached hereto as Exhibit B and as of the Closing such Shareholders Agreement, when executed by the Buyers, shall be a legal, valid, binding and enforceable obligation of the Company and the other parties named therein;

(g) No Action by Governmental Authority. There is no action, suit, investigation or proceeding by any Governmental Authority pending or threatened against or affecting the Company or any of its Subsidiaries, any of its properties, revenues or assets, or this Agreement, the Registration Rights Agreement or the Shareholders Agreement; and

(h) No Material Action by Third Party. There is no action, suit, investigation or proceeding by any third party before any court, arbitrator, administrative agency or other Governmental Authority pending or threatened against or affecting the Company or any of its Subsidiaries, any of its properties, revenues or assets, or this Agreement, the Registration Rights Agreement or the Shareholders Agreement, which could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially affect (i) in the opinion of the Buyers the value of the Ordinary Shares or (ii) the Company’s ability to perform its obligations under this Agreement, the Registration Rights Agreement or the Shareholders Agreement.

7.2 Conditions to Obligations of the Buyers. The obligations of the Buyers to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

(a) The Company’s Obligations Performed. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

(b) Delivery of the Shares. At the Closing Date, the Company shall have sold and transferred all of the Shares to the Buyers as evidenced by the delivery of the Company’s updated register of members in accordance with the terms hereof;

(c) The Company’s Representations and Warranties True. Each of the representations and warranties of the Company contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and on and as of the Closing Date as if made on and as of such time (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date);

(d) No Material Adverse Effect. No event or series of events shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect on the Company, including, without limitation, any currency devaluation or foreign exchange restriction or other actions by any Governmental Authority limiting repatriation of capital or any material change in the governmental or political climate of the Cayman Islands or the PRC;

(e) [Reserved]

(f) Opinion of Counsel. The Buyers shall have received an opinion of the Cayman Islands counsel to the Company, addressed to the Buyers, dated as of the Closing Date, in form and substance satisfactory to the Buyers, with respect to matters of Cayman Islands law in respect of this Agreement, the Shareholders Agreement and the Registration Rights Agreement;

(g) Approval and Consents. The Buyers shall have obtained all necessary internal approvals, and all Governmental Approvals or third party consents, as shall be necessary or desirable to allow their investment of the Shares to be effected; and

(h) Officers Certificate and Certificates of Good Standing. The Company shall have delivered to the Buyers the resolutions of the Company’s board of directors, certified by the chief executive officer of the Company authorizing it to enter into this Agreement, the Shareholders Agreement and the Registration Rights Agreement and the agreements or documents evidenced by the Exhibits and Disclosure Schedules hereto and to consummate the transactions and perform the obligations contemplated hereunder and thereunder and certificates of good standing in respect of itself and its Subsidiaries (to the extent applicable). In addition, the Company shall have delivered to the Buyers a certificate, dated the Closing Date, certified by the chief executive officer of the Company to the effect that all conditions set forth in Section 7.2(c) pertaining to the Company that have not otherwise been waived by the Buyers have been satisfied.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions to be effected by it at the Closing shall be subject to the satisfaction, or waiver, on or prior to the Closing Date of the following further conditions:

(a) The Buyers’ Obligations Performed. The Buyers shall have performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date;

(b) The Buyers’ Representations and Warranties True. Each of the representations and warranties of either of the Buyers contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case as of the date hereof and at and as of the Closing Date as if made at and as of such date (except for representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date); and

(c) Payment of the Purchase Price. On the Closing Date, the Buyers shall have tendered delivery of the amount of the Purchase Price.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Company. The Company shall indemnify, defend and hold harmless the Buyers and their respective shareholders, directors, officers, employees, controlling persons, authorized agents, authorized representatives, successors and assigns (each an “Indemnified Party”) from and after the Closing, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, reasonable expenses and disbursements as incurred (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, reasonable expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, reasonable expenses and disbursements as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not such Indemnified Party is a party) (together, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with any breach by the Company of any representation or warranty set forth in Article IV of this Agreement (provided that the Company is given written notice of such Loss).

The parties expressly agree that the Buyers’ right to indemnification under this Section 8.1 shall not be limited by any knowledge obtained pursuant to any investigation conducted by or on behalf of the Buyers before or after the date of this Agreement.

8.2 Indemnification Procedures; Third Party Claims. An Indemnified Party shall give the Company prompt written notice of any claim, assertion, event or proceeding concerning any liability or damage as to which they may request indemnification from the Company hereunder; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is materially prejudiced by such failure and shall not relieve the Company from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Company so elects or is requested by an Indemnified Party, the Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of the fees and expenses of such counsel. In the event, however, such Indemnified Party determines in the reasonable judgment of counsel that having common counsel would present such common counsel with a conflict of interest or (i) other than in an action solely for monetary damages if the Company fails to assume the defense of the action or proceed in a timely manner, (ii) if in the reasonable judgment of the Indemnified Party, the defense is being handled in such a manner that Indemnified Party’s reputation or future business prospects will be materially damaged or (iii) if a court of competent jurisdiction rules that the Company has failed or is failing to prosecute or defend vigorously such claim, then such Indemnified Party may employ separate counsel to represent or defend it in any such action of proceeding and the Company will pay the fees and expenses of such counsel. In any action or proceeding the defense of which the Company assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense.

The Company agrees that, without the Buyers’ prior written consent, it will not settle, compromise or consent to entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Buyers or any other Indemnified Party is an actual or potential party to such claim, action or proceeding, so long as it is reasonably likely that they could be named as a party), unless such settlement, compromise or consent includes and unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding and does not include a statement as to an admission of fault, culpability or a failure to act on behalf of an Indemnified Party.

8.3 Limitation on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

(a) The Company shall not be liable for breaches of the representations and warranties contained herein if and to the extent that the facts or circumstances which cause any of such representation and warranties to be breached were disclosed or referred to in the Disclosure Schedules;

(b) The Company shall not be obligated to pay any indemnification to an Indemnified Party until the aggregate amount of all amounts payable to the Indemnified Parties in respect of indemnification exceeds U.S.$200,000 (the “Basket Amount”). For the avoidance of doubt, the Basket Amount is not a deductible and if the aggregate amount for any indemnification exceeds the Basket Amount, the Company shall be obligated to pay the full amount of such aggregated indemnification;

(c) Notwithstanding anything to the contrary in this Agreement, the aggregate indemnification payable by the Company for the Losses of all Indemnified Parties in respect of all breaches of the representations and warranties herein and of any other provisions of this Agreement shall in any event not exceed 75% of the Purchase Price;

(d) To the extent that the Buyers exercise their “Put” under the Shareholders Agreement (as such term is defined therein) and receive in full the applicable “Put Price” (as such term is defined in the Shareholders Agreement), no Indemnified Party shall recover any amount in respect of indemnification under this Section 8.3; and

(e) Indemnification as provided in this Agreement shall be the exclusive remedy that may be available to the Buyers under this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations and Warranties; Severability. All representations and warranties of the Company and the Buyers contained in Articles IV and V of this Agreement and all unasserted claims and causes of action with respect thereto shall survive for 12 months after the Closing Date except for those designated in the following sentence, which shall survive for the respective periods designated therein. The Company’s obligation under Section 4.14 shall survive the Closing until the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) on assessment of the relevant Tax.

9.2 Transfer Taxes. The Company shall pay all sales, use, real property transfer, transfer, stamp, registration, documentary, recording, filing or similar transfer Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred in connection with the issuance and sale of the Shares pursuant to this Agreement. The Company shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes.

9.3 [Reserved]

9.4 Waivers and Amendments. This Agreement may only be modified with the written consent of the parties hereto. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.5 Notices, etc. Except as otherwise provided in this Agreement, all notices and other communications pursuant to this Agreement shall be in writing and shall be delivered in person, by courier, by facsimile transmission (with oral confirmation of receipt), by e-mail (so long as the sender receives no notice of non-delivery and the notice is followed by delivery in person, by courier or facsimile transmission) or by certified air mail (postage prepaid, return receipt requested, if available). All such notices shall be sent to the facsimile number, e-mail address or address (as the case may be) specified for the intended recipient in Disclosure Schedule 9.5, or to such other number or address as such recipient may have last specified by notice to the other parties. All such notices shall be effective upon receipt.

9.6 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement (including any provision of any Schedule or Exhibit thereto) or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with written notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). In the event of an arbitration only involving two of the parties hereto, there shall be three arbitrators. Each disputing party shall select one arbitrator within 30 days after respectively giving or receiving the demand for arbitration. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The chairman of the Centre shall select a third arbitrator to serve as presiding arbitrator within 30 days of the selection of the second arbitrator. The third arbitrator shall be qualified to practice New York State law. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the chairman of the Centre upon the written request of either party.

In the event of an arbitration involving more than two parties hereto, there shall be three arbitrators. The Company and the Buyers (acting jointly) shall each select one arbitrator within 30 days after respectively giving or receiving the demand for arbitration. The chairman of the Centre shall select a third arbitrator to serve as presiding arbitrator within 30 days of the selection of the second arbitrator. The third arbitrator shall be qualified to practice New York State law. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the chairman of the Centre upon the written request of any disputing party.

(c) The arbitration proceedings shall be conducted and the award shall be rendered in the English language. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.6, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.6 shall prevail.

(d) The hearing shall commence no later than 90 days following the appointment of the last of the three arbitrators and the award shall be rendered no later than 30 days following the close of the hearing.

(e) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(f) Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issue raised by any claim or counterclaim. Other discovery may be ordered by the arbitrator to the extent the arbitrator deems additional discovery relevant and appropriate, and any dispute regarding discovery, relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive.

(g) The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States, the Cayman Islands and China) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in any court of competent jurisdiction.

(h) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(i) The award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

(j) Subject to the receipt of any applicable governmental approval, any monetary award shall be made and promptly payable in U.S. Dollars free of any tax, deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The arbitral tribunal shall have the authority to award any remedy or relief proposed by each party pursuant to this Agreement, including without limitation, a declaratory judgment, specific performance of any obligation created under this Agreement or the issuance of an injunction.

(k) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(l) All notices by one party to the other in connection with the arbitration shall be in accordance with the provisions of Section 9.5 hereof.

(m) This arbitration agreement set forth in Section 9.6 shall be binding upon the parties, their successors and the permitted assigns in accordance with Section 9.8 hereof.

9.7 GOVERNING LAW. THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL MATTERS ARISING OUT OF OR

RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

9.8 Successors and Assigns. (a) No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of the other parties hereto, except that a Buyer may assign its rights and obligations to one or more Affiliates of such Buyer, which shall agree in writing to be bound by the terms hereof. Any such assignment shall not relieve the assigning Buyer of its obligations hereunder. Any attempted assignment in contravention hereof shall be null and void.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors and permitted assigns.

9.9 No Third Party Beneficiaries. Except as otherwise expressly provided, nothing in this Agreement shall convey any rights upon any person or entity which is not a party or permitted designee of a party to this Agreement.

9.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy on the part of any party upon any breach or default of any party to this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies either under this Agreement, or by law otherwise afforded to any party, shall be cumulative and not alternative.

9.11 Publicity. Except as required by law, none of the parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof. If disclosure is required by Applicable Law, the disclosing party shall consult in advance with the other parties and attempt in good faith to reflect such other parties’ concerns in the required disclosure.

9.12 Expenses. Each party to this Agreement will bear all fees, costs and expenses that are incurred by it in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

9.13 Currency. (a) Subject to the receipt of any applicable Governmental Approval, all payments due to any party hereunder, other than payment for the Shares, shall be made and promptly payable in U.S. Dollars free of any tax, deduction or offset. If for the purposes of making a payment required to be made hereunder it is necessary to convert all or any part of a sum due hereunder in any currency (the “Original Currency”) into U.S. Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Buyers could purchase the Original Currency with U.S. Dollars, on the Business Day immediately preceding the day on which any such payment, or any relevant part thereof, is paid or otherwise satisfied.

(b) The obligation of the Company in respect of any sum due hereunder in the Original Currency shall, notwithstanding any payment in U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Buyers of any sum adjudged to be so due in U.S. Dollars, the Buyers may, in accordance with normal banking procedures, purchase the Original Currency with U.S. Dollars. If the amount of the Original Currency so purchased is less than the sum originally due to the Buyers in the Original Currency, the Company shall, as a separate obligation and notwithstanding any such payment, indemnify the Buyers against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Buyers, the Buyers shall remit such excess to the Company.

(c) All references to monetary amounts in this Agreement and the other transaction documents shall (unless specifically otherwise stated) mean such amounts as expressed in United States dollars.

9.14 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

9.15 Entire Agreement. This Agreement, the Exhibits, Schedules and Disclosure Schedules to this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties, and supersede all prior understandings, negotiations and prior agreements between the parties with regard to the subjects hereof and thereof.

9.16 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

9.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed in English.

9.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word including in this Agreement shall be by way of example rather than by limitation.

9.19 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written.

ML Global Private Equity Fund, L.P.; by MLGPE Ltd., its general partner

By	/s/ George A. Bitar
Name:	George A. Bitar
Title:	Managing Director

Merrill Lynch Ventures L.P. 2001; by
Merrill Lynch Ventures, LLC, its general partner

By	/s/ George A. Bitar
Name:	George A. Bitar
Title:	Executive Vice President

Tongjitang Chinese Medicines Company

By	/s/ Wang Xiaochun
Name:	Wang Xiaochun
Title:	Director

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

A-1

EXHIBIT B

FORM OF SHAREHOLDERS AGREEMENT

B-1

DISCLOSURE SCHEDULES

SCHEDULE A

Wang Xiaochun	The chief executive officer and the chairman of the board of directors of the Company, the general manager and the chairman of the board of directors of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Former CFO resigned on September 30, 2006. Position not yet filled.	The chief financial officer of the Company.

Hu Guangyi	The finance director and a director of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Chen Yan	The chief operating officer of the Company.

Xu Qian	Deputy general manager and a director of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Zhou Ning	Deputy general manager and head of the R&D center of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Fang Honglong	Deputy general manager and a director of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Li Wuying	Duty general manager and a director of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Lin Yuecai	Deputy general manager and a director of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Luo Xianli	Factory director of the No. 1 Factory of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Huang Jidong	Factory director of the No. 2 Factory of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Wang Xiaochun	Person in charge of the sales force of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Song Jia	Person in charge of the tax filings and tax affairs of Guizhou Tongjitang Pharmaceutical Co., Ltd.

Chen Yongcun	A director of the Company.

SCHEDULE 2.1

The Buyer Allocation

Number of Shares
ML Global Private Equity Fund, L.P.	7,446,756

Merrill Lynch Ventures L.P. 2001	2,482,252

SCHEDULE 4.4

Subsidiaries of the Company

(1) Unisources Enterprises Limited, an international business company incorporated under the laws of British Virgin Islands on November 22, 2004. The authorized capital of Unisources Enterprises Limited is US$50,000 divided into 50,000 shares of US$ 1.00 par value. The number of the issued and outstanding stock of Unisources Enterprises Limited is 45,182. Unisource Enterprises Limited is wholly owned by the Company.

(2) Guizhou Tongjitang Pharmaceutical Co., Ltd., a limited liability company and a wholly foreign owned enterprise organized under the laws of the PRC. Its predecessor company, Guizhou Xianling Pharmaceutical Co., Ltd. (“Guizhou Xianling”), was incorporated on December 1, 1995. Guizhou Xianling acquired the assets of Guiyang Pharmaceutical Factory No. 2 in August 2002, and was renamed “Guizhou Tongjitang Pharmaceutical Joint Stock Limited Company” in November 2002. In March 2005, Guizhou Tongjitang Pharmaceutical Joint Stock Limited Company was converted into a limited liability company and renamed “Guizhou Tongjitang Pharmaceutical Co., Ltd.” In June 2005, Unisources Enterprises Limited acquired all of the equity interests in Guizhou Tongjitang Pharmaceutical Co., Ltd., which was then converted into a limited liability company with foreign investments. The registered capital of Guizhou Tongjitang Pharmaceutical Co., Ltd. is RMB 70,000,000, and the Company is wholly owned by Unisources Enterprises Limited, a wholly-owned subsidiary of the Company.

(3) Guizhou Tongjitang Medicine Distribution Co., Ltd., is a limited liability company and was incorporated under the laws of the PRC on February 20, 2001. The company’s registered capital is RMB 16,170,000. 92.76% of such registered capital, equal to RMB 15,000,000, is owned by Guizhou Tongjitang Pharmaceutical Co., Ltd., 7.24% of the registered capital, equal to RMB 1,170,000, is held by the trade union of Guizhou Tongjitang Medicine Distribution Co., Ltd. Guizhou Tongjitang Medicine Distribution Co., Ltd. was converted to an enterprise with indirect foreign investment following the acquisition of all the equity interests in Guizhou Tongjitang Pharmaceutical Co., Ltd. by Unisources Enterprises Limited.

(4) Guizhou Tongjitang Pharmacy Chain Co., Ltd., is a limited liability company and was organized under the laws of the PRC on May 23, 2002. The company’s registered capital is RMB 5,000,000. 96.0% of such registered capital, equal to RMB 4,800,000, is owned by Guizhou Tongjitang Medicine Distribution Co., Ltd. 4% of the registered capital, equal to RMB 200,000, is held by the trade union of Guizhou Tongjitang Medicine Distribution Co., Ltd.

(5) Guizhou Tongjitang Chinese Medicines Planting Co., Ltd., a limited liability company and was incorporated under the laws of the PRC on June 9, 2006. The company’s registered capital is RMB 5,000,000. 95% of such registered capital, equal to RMB 4,750,000, is owned by Guizhou Tongjitang Pharmaceutical Co., Ltd. 5% of the registered capital, equal to RMB 250,000, is owned by Guizhou Tongjitang Traditional Chinese Sliced Herbs Co., Ltd., a PRC limited liability company currently owned by two individuals, Wang Haisheng and Wang Xiaoping.

SCHEDULE 4.6

Capitalization

Name of Shareholder	No. of Ordinary Shares	Percentage of total
Raywill Holdings Limited	90,364	0.10%
Spark Ventures Group Limited	180,728	0.20%
Joyful Hub Limited	542,184	0.60%
Jia Cheng Investment Limited	180,728	0.20%
Hanmax Investment Limited	56,962,692	63.04%
Samtung Investment Limited	10,844,000	12.00%
S-Yangtse Holdings Limited	8,748,000	9.68%
Paraway Investment Limited	5,400,000	5.98%
Lodway Investment Limited	796,000	0.88%
GLHH Fund I, L.P.	643,861	0.71%
GLHH Fund II, L.P.	2,575,443	2.85%
Himark Group (Holdings) Company Limited	3,400,000	3.76%

Total	90,364,000	100.00%

SCHEDULE 9.5

Notice

Notice to MLGPE:	Notice to MLV:

ML Global Private Equity Fund, L.P.

c/o Merrill Lynch & Co., Inc.

4 World Financial Center, 23rd Floor

New York, NY 10080

Attn: Mandakini Puri

Facsimile number: +1-212-449-1119

E-mail Address: Mandy_Puri@ml.com

Merrill Lynch Ventures L.P. 2001

c/o Merrill Lynch & Co., Inc.

4 World Financial Center, 23rd Floor

New York, NY 10080

Attn: Mandakini Puri

Facsimile number: +1-212-449-1119

E-mail Address: Mandy_Puri@ml.com

With a copy to:

Merrill Lynch (Asia Pacific) Limited

17th Floor ICBC Tower

Citibank Plaza

3 Garden Road, Central

Hong Kong

Attn: Chin Chin Teoh

Facsimile number: +852-2161-7022

E-mail Address: Chinchin_Teoh@ml.com

With a copy to:

Merrill Lynch (Asia Pacific) Limited

17th Floor ICBC Tower

Citibank Plaza

3 Garden Road, Central

Hong Kong

Attn: Chin Chin Teoh

Facsimile number: +852-2161-7022

E-mail Address: Chinchin_Teoh@ml.com

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

39th Floor Bank of China Tower

One Garden Road, Central

Hong Kong

Attn: David W. Hirsch

Facsimile number: +852 2160-1060

E-mail Address: dhirsch@cgsh.com

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

39th Floor Bank of China Tower

One Garden Road, Central

Hong Kong

Attn: David W. Hirsch

Facsimile number: +852 2160-1060

E-mail Address: dhirsch@cgsh.com

Notice to the Company:

Justin Chen

Tongjitang Chinese Medicines Company

Rooms 06-07, 5th Floor, Block B,

Baiying Medical Device Park

Nanhai Avenue South, Nanshan District,

Shenzhen, Guangdong Province, PRC

Facsimile number: +86 755 2667 0096

E-mail Address: jychen@chinahaidian.com

With a copy to

Latham & Watkins LLP

41st Floor, One Exchange Square

Eight Connaught Place, Hong Kong

Attn: David Zhang

Facsimile number: +852 2522 7006

E-mail Address: david.zhang@lw.com